EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


                          DATED AS OF NOVEMBER , 2001,

                                 BY AND BETWEEN

                           EXCALIBUR AEROSPACE, INC.,
                            AN OKLAHOMA CORPORATION,
                                 AS "PURCHASER",

                                       AND

                                 AEROWELD, INC.,
                            AN OKLAHOMA CORPORATION,
                                   AS "SELLER"

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1 DEFINITIONS..........................................................1
         1.1      Definitions..................................................1

ARTICLE 2 THE TRANSACTION......................................................6
         2.1      Purchase and Sale of Assets..................................6
         2.2      Excluded Assets..............................................7
         2.3      Liabilities..................................................8
         2.4      Closing......................................................8

ARTICLE 3 PAYMENT OF PURCHASE PRICE............................................9
         3.1      Amount; Allocation; Delivery.................................9
         3.2      Post-Closing Relationship...................................10
         3.3      Allocation..................................................10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER............................11
         4.1      Existence and Good Standing.................................11
         4.2      Authorization and Validity of Agreement.....................11
         4.3      Capital Stock...............................................11
         4.4      Consents and Approvals: No Violations.......................11
         4.5      Subsidiaries and Affiliates.................................12
         4.6      Financial Statements: No Material Adverse Change............12
         4.7      Books and Records...........................................13
         4.8      Title to Assets: Encumbrances: Condition....................13
         4.9      Seller's Leased Property....................................13
         4.10     Leases......................................................14
         4.11     Material Contracts..........................................15
         4.12     Permits.....................................................15
         4.13     Litigation..................................................16
         4.14     Taxes.......................................................16
         4.15     Insurance...................................................17
         4.16     Intellectual Properties.....................................18
         4.17     Compliance with Laws........................................19
         4.18     Employment Relations........................................19
         4.19     Compensation and Benefit Plans..............................19
         4.20     Environmental Requirements..................................21
         4.21     Interests in Customers, Suppliers, Etc......................22
         4.22     Compensation of Employees...................................22
         4.23     Payors......................................................22
         4.24     Accounts Receivable: Accounts Payable.......................22
         4.25     Disclosure..................................................22
         4.26     Broker's or Finder's Fees...................................22

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                           TABLE OF CONTENTS (cont'd)

                                                                            Page
                                                                            ----

         4.27     Copies of Documents.........................................23
         4.28     Events Subsequent to the Balance Sheet Date.................23
         4.29     Noncontravention............................................24
         4.30     Undisclosed Liability.......................................24
         4.31     Warranties and Product Liability............................24
         4.32     No Misleading Statements....................................25

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................25
         5.1      Existence and Good Standing: Power and Authority............25
         5.2      Authorization and Validity of Agreement.....................25
         5.3      Consents and Approvals: No Violations.......................26

ARTICLE 6 POST-CLOSING COVENANTS..............................................26
         6.1      Further Assurances..........................................26
         6.2      Books and Records...........................................26
         6.3      Name Change.................................................26
         6.4      WARN Act....................................................26
         6.5      Worth's Continued Benefits..................................27
         6.6      Employees...................................................27
         6.7      Non-Assignable Contracts or Authorizations..................27
         6.8      Continued Insurance.........................................27
         6.9      Consulting Agreement........................................27
         6.10     Lease.......................................................27
         6.11     Securities..................................................27
         6.12     Schedules...................................................28

ARTICLE 7 SURVIVAL AND INDEMNIFICATION........................................28
         7.1      Indemnification of the Seller...............................28
         7.2      Indemnification of the Purchaser............................28
         7.3      Limitations on Indemnification..............................29
         7.4      Demands for Third Party Claims..............................30
         7.5      Right to Contest and Defend.................................30
         7.6      Cooperation.................................................30
         7.7      Right to Participate........................................31
         7.8      Payment of Damages..........................................31
         7.9      Survival of Representations and Warranties..................31
         7.10     Subrogation Rights..........................................31
         7.11     Insurance Proceeds; Interests...............................31
         7.12     Independent Indemnities.....................................32

ARTICLE 8 MISCELLANEOUS.......................................................32
         8.1      Entire Agreement............................................32
         8.2      Successors and Assigns......................................32

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                           TABLE OF CONTENTS (cont'd)

                                                                            Page
                                                                            ----

         8.3      Possible Post-Closing Adjustments to Purchase Note..........32
         8.4      Certain Post-Closing Items..................................32
         8.5      Counterparts................................................32
         8.6      Headings....................................................32
         8.7      Modification and Waiver.....................................33
         8.8      No Third Party Beneficial Rights............................33
         8.9      Sales and Transfer Taxes....................................33
         8.10     Expenses....................................................33
         8.11     Notice......................................................33
         8.12     Governing Law...............................................34
         8.13     Confidentiality; Publicity..................................34
         8.14     Severability................................................34
         8.15     Enforcement.................................................35
         8.16     Arbitration and Limitation on Claims........................35

                                      -iii-
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                           TABLE OF CONTENTS (cont'd)

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SCHEDULES
      Schedule 3.1   Prospective Projects
      Schedule 4.4   Consents
      Schedule 4.5   Asset owned by third parties which are used in the Business
      Schedule 4.6   Material Adverse Change
      Schedule 4.8   Encumbrances
      Schedule 4.9   Real Property
      Schedule 4.10  Leased Personal Property
      Schedule 4.11  Material Contracts and Proposals
      Schedule 4.12  Permits
      Schedule 4.13  Litigation
      Schedule 4.14  Taxes
      Schedule 4.15  Insurance Policies
      Schedule 4.16  Intellectual Property
      Schedule 4.17  Compliance with Laws
      Schedule 4.18  Employment Relations
      Schedule 4.19  Benefit Plans
      Schedule 4.22  Employee Compensation
      Schedule 4.23  Payors
      Schedule 4.24  Accounts Receivable Changes
      Schedule 4.26  Broker's Fees

EXHIBITS
      Exhibit "A"    Assigned Contracts
      Exhibit "B"    Form of Purchase Note
      Exhibit "C"    Form of Net Receivable Note
      Exhibit "D"    Form of Common Stock Warrant
      Exhibit "E"    Purchase Price Allocation
      Exhibit "F"    Form of Consulting Agreement
      Exhibit "G"    Assumed Accounts Payable
      Exhibit "H"    Tangible Personal Property

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of November _____, 2001 (the "Effective Date"), by and between EXCALIBUR AEROSPACE, INC., an Oklahoma corporation ("Purchaser") and AEROWELD, INC., an Oklahoma corporation ("Seller"). The Purchaser and Seller are sometimes hereinafter referred to as "Parties," or individually, as a "Party."

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, substantially all of the property, assets, and business of Seller, all upon the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ACCOUNTS PAYABLE" the payables of Seller to trade account and other creditors as of the Closing Date relating to the Business.

         "ACCOUNTS RECEIVABLE" all notes receivable and accounts receivable of Seller.

         "AFFILIATE" with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.

         "ASSETS" means all assets of the Seller, INCLUDING: (a) the Leased Real Property, (b) its tangible personal property (such as machinery, equipment, inventories of materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, and other vehicles), (c) the Intellectual Property (other than the Kwik Change Intellectual Property), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) the Assigned Contracts, (e) securities, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) the Permits, (h) the Books and Records, and (i) any and all rights in and with respect to the Assets associated with Designated Plans, but excluding the Excluded Assets.

         "ASSIGNED CONTRACTS" means the licenses, leases, permits and contracts relating to the Business that are listed on Exhibit "A," for which all prerequisites for assignment have been satisfied.

         "ASSUMED ACCOUNTS PAYABLE" means the accounts payable of Seller listed on Exhibit "G", related to the Business, but not any other Liability of Seller.

         "BALANCE SHEET DATE" means September 30, 2001.

         "BOOKS AND RECORDS" all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the Business or the ownership of the Assets, including personnel records and files (except that the Books and Records shall not include any books, records, files and other data of Seller which relate exclusively to organizational and governance proceedings of Seller and shall include only photostatic or electronic copies of documents necessary to prepare the Tax returns of Seller the originals of which shall be retained by Seller), ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

         "BUSINESS" means (i) the design and manufacture of civil and military training devices and aerospace related equipment; (ii) close-tolerance machining, welding, fabrication, assembly, and design for all industries and
(iii) custom turn-key engineering projects for a variety of industrial applications.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or a holiday on which national banking associations in the state of Oklahoma are closed.

         "CLAIMS OR COSTS" any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims and causes of action (whether sounding in contract, tort, or otherwise), demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including, but not limited to court costs and reasonable attorneys' and paralegals' fees and expenses.

         "CLOSING" as defined in Section 2.4 hereof.

         "CLOSING DATE" as defined in Section 2.4 hereof.

         "CODE" the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "CONSULTING AGREEMENT" means that certain Consulting Agreement, of even date herewith, between Purchaser and Worth in the form attached hereto as Exhibit "F."

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         "CONTROL" or "CONTROL" means, with respect to any Person, (i) the ownership of fifty percent (50%) or more of the stock ownership or equivalent beneficial ownership interest of such person; (ii) the ability, directly or indirectly, to exercise fifty percent (50%) or more of the voting rights of such Person; or (iii) the ability, directly or indirectly, to direct the management or policies of such Person, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

         "DESIGNATED PLANS" as defined in Subsection 4.19(a).

         "EMPLOYMENT AGREEMENTS" means the employment agreement between Purchaser and Jerry Sherman, entered into as of the Effective Date, which shall be mutually agreeable to Purchaser and Jerry Sherman.

         "ENCUMBRANCES" liens, security interests, options, rights of first refusal, mortgages, debentures, pledges, charges, hypothecations, indentures, deeds of trust, licenses, leases, permits or security agreements.

         "ENTITY" shall mean a corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, limited liability company, estate, trust, company or other enterprise, association, organization, or entity of any nature other than an individual or a Governmental Authority.

         "ENVIRONMENTAL CLAIM" any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations, proceedings, or any other Claims or Costs relating in any way to any Environmental Requirements or any permit issued under any such Environmental Requirements, including without limitation: (i) any and all Claims or Costs by any Governmental Authority (e.g. for enforcement, cleanup, removal, remediation or other actions for damages pursuant to any applicable Environmental Requirements) and (ii) any and all Claims or Costs by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, arising from any alleged breach of any Environmental Requirements, or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including those relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability

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Act of 1980, as amended 42 U.S.C.ss. 9601 ET SEQ.; the Hazardous Materials
Transportation Act, as amended, 49 U.S.C.ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 ET SEQ.; the Clean Air Act, 42 U.S.C.ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C.ss. 2701 ET SEQ.; and substantially similar state and local laws.

         "ERISA" the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "EXCLUDED ASSETS" as defined in Section 2.2 hereof.

         "FINANCIAL STATEMENTS" as defined in Section 4.6 hereof.

         "GAAP" generally accepted accounting principles consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean any and all applicable courts, boards, bureaus, agencies, commissions, offices or authorities of any nature whatsoever of any governmental or quasi-governmental unit (federal, state, county, district, municipal, or otherwise).

         "HAZARDOUS MATERIALS" (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of substantially similar import under any Environmental Requirements; and (iii) any other chemical, material or substance, exposure to which is prohibited or regulated by a Governmental Authority.

         "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium), as owned or currently used by Seller.

         "KNOWLEDGE" means the actual knowledge of a Person as well as the knowledge a reasonable Person would have obtained, after due inquiry (i) in order to make the representation or warranty referred to herein in an informed manner or (ii) from the disclosure materials provided to it.

         "KWIK CHANGE INTELLECTUAL PROPERTY" as defined in Subsection 2.2(b) hereof.

         "LEASED REAL PROPERTY" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Seller.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "MATERIAL ADVERSE EFFECT" means (i) in the case of Seller, on the Assets, Business, condition (financial or otherwise) or results of operations of Seller taken as a whole and (ii) in the case of the Purchaser, on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Purchaser taken as a whole.

         "NET RECEIVABLES" means the positive difference, if any, between the Accounts Receivable and the Assumed Accounts Payable existing as of the Closing Date.

         "NET RECEIVABLE NOTE" as defined in Section 3.1 hereof

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).

         "OWNED REAL PROPERTY" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations; utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights) owned by the Seller.

         "PERMITS" as defined in Section 4.12 hereof.

         "PERMITTED ENCUMBRANCES" as defined in Section 4.8 hereof.

         "PERSON" any individual or Entity.

         "PLANS" as defined in Section 4.19 hereof.

         "PURCHASE NOTE" as defined in Section 3.1 hereof.

         "PURCHASER" as defined in the preamble of this Agreement.

         "RELEASE" disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         "RETAINED LIABILITIES" as defined in Section 2.3 hereof.

         "SELLER" as defined in the preamble of this Agreement.

         "SUBSIDIARY" means with respect to any Person, any corporation, partnership, association or other Entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or Controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other Person.

         "WORTH" shall mean Tommy Worth.

                                    ARTICLE 2
                                 THE TRANSACTION
                                 ---------------

         2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, on the Closing Date, upon the receipt by the Seller of the consideration specified in Section 3.1, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. Except as otherwise set forth herein, the Assets shall include but are not limited to the following categories of properties or assets relating to the Business:

                  (a) the Leased Real Property together with all fixtures and other leasehold improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

                  (b) Seller's tangible personal property such as machinery, equipment, tools, supplies, inventories, furniture, fixtures, furnishings, vehicles and other assets owned or leased by Seller and used or held for use in the conduct of the Business, including that listed on Exhibit "H";

                  (c) Accounts Receivable;

                  (d) the Assigned Contracts;

                  (e) the Intellectual Property;

                  (f) the Books and Records;

                  (g) the name "AeroWeld" and all good will associated therewith;

                  (h) all Permits;

                  (i) all prepaid claims and other prepaid expense items related to the Assets acquired hereunder;

                  (j) $300,000 in Seller's cash; and

                  (j) copies of the minute books and governance documents of the Seller.

         2.2 EXCLUDED ASSETS. The above notwithstanding, the Assets shall not include any of the following (the "Excluded Assets"):

                  (a) the Owned Real Property;

                  (b) the patent covering the "Kwik Change" race tire relief valves (the "Kwik Change Intellectual Property") and all equipment, goods, supplies, components, items, records, and other property relating solely to the "Kwik Change" race tire relief valves and other sport racing activities;

                  (c) any rights of Seller pertaining to any counterclaims, set-offs or defenses it may have with respect to the Retained Liabilities;

                  (d) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

                  (e) claims made under, and the right to pursue claims under, indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby relating to the Retained Liabilities;

                  (f) assets set forth on Schedule 4.5; and

                  (g) except for the $300,000 set forth above, all of Seller's cash , cash accounts, savings accounts and cash equivalents..

         2.3 LIABILITIES. Except for the Assumed Accounts Payable, Purchaser shall not assume and Seller shall remain solely responsible to pay, perform and discharge, in a timely manner, all Liabilities, claims and obligations of the Seller, past, present or future relating to the operation of the Business on or prior to the Closing Date. By way of clarification, except for the Assumed Accounts Payable, Purchaser shall not assume, and hereby expressly disclaims responsibility for, any direct or indirect indebtedness, Liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise of Seller (each a "Retained Liability" and collectively "Retained Liabilities"). Notwithstanding the above, upon Closing, Purchaser shall assume the obligations of Seller under all customer, supplier and vendor contracts necessary to continue the operation of the Business, specifically excluding those related to the Kwik Change products. Purchaser shall also assume responsibility for and honor any and all warranties and guarantees contained in any customer contracts related to the Business completed by Seller prior to the Closing. Purchaser shall perform any and all warranty work required under such contracts, regardless of when such contract was entered into and completed, whether pre- or post-Closing. Upon receipt of any claims under any warranty or guarantee in any customer contract for work performed by Seller related to the Business prior to Closing, Purchaser and Seller shall provide each other notice of such claims. To the extent available, Seller shall pursue coverage under Seller's insurance policies for all costs, expenses and liabilities related to such claims and shall reimburse Purchaser from all of its costs and expenses from such proceeds. Seller shall have the right to supervise the performance of such work. Seller shall reimburse Purchaser for the costs and expenses of performing warranty work that are necessitated as a result of Seller's performance under such contract prior to Closing. Purchaser shall be entitle to deduct the costs and expenses relating to the warranty work from any amount outstanding on the Purchase Note. Purchaser shall be responsible for any and all other costs and expenses relating to the warranty work. Seller shall remain responsible for any and all costs and expenses relating to any claims for warranty or guarantee on the Kwik Change products and services related thereto.

         2.4 CLOSING. The closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Haynes and Boone, L.L.P., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, no later than November 21, 2001, or such other place, date and time as may be mutually agreed upon by the Parties. Such time and date are referred to herein as the "Closing Date."

                                    ARTICLE 3
                           PAYMENT OF PURCHASE PRICE
                           -------------------------

         3.1 AMOUNT; ALLOCATION; DELIVERY.

                  (a) The purchase price ("Purchase Price") for the Assets consists of the following components:

                      (i) Cash payments in the total amount of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000), payable as follows:

                           (A) the sum of FIVE HUNDRED THOUSAND NO/100 DOLLARS
                  ($500,000.00), in readily available funds at Closing;
                           (B) the sum of SEVEN HUNDRED FIFTY THOUSAND AND
                  NO/100 ($750,000.00) in readily available funds on or before December 15, 2001;
                           (C) the sum of ONE MILLION SEVEN HUNDRED FIFTY
                  THOUSAND AND NO/100 DOLLARS ($1,750,000.00) in readily available funds on or before February 28, 2002; and
                           (D) the sum of FIVE HUNDRED THOUSAND AND NO/100
                  DOLLARS ($500,000) in readily available funds on or before July 29, 2002, provided however that such amount shall be forgiven as a discount if the payments under (i) (A), (B) and
                  (C) above are paid in full on or prior to February 28, 2002.

                      (ii) A promissory note executed by Purchaser on the Closing Date, in the original principal amount of ONE MILLION, TWO HUNDRED THIRTY-EIGHT THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($1,238,500.00) (the "Purchase Note") in the form attached hereto as Exhibit "B"; and

                      (iii) A promissory note to be executed by Purchaser on or before November 30, 2001, in the amount of the Net Receivables ("Net Receivable Note"), in the form attached hereto as Exhibit "C".

                  (b) Purchaser shall cause Excalibur Holdings, Inc., a Texas corporation ("EHI") to issue ONE MILLION (1,000,000) shares of common stock in EHI (the "Securities"), to Seller. The Securities shall be will be imprinted with the following legend, the terms of which are specifically agreed to:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO EHI OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EHI THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO EHI OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO EHI TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE

         SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, THE ARTICLES OF INCORPORATION, AS AMENDED, WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF TEXAS AND A COPY OF WHICH THE CORPORATION WILL FURNISH ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST, DENY PRE-EMPTIVE RIGHTS OF SHAREHOLDERS AND THE RIGHT OF SHAREHOLDERS TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, AND SET FORTH THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF EACH CLASS OF STOCK THE CORPORATION IS AUTHORIZED TO ISSUE. FURTHER, NOTICE IS HEREBY GIVEN THAT THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UNDER CERTAIN CIRCUMSTANCES AS PROVIDED BY THE BYLAWS OF THE CORPORATION WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. A COPY OF THE BYLAWS WILL BE FURNISHED WITHOUT CHARGE UPON REQUEST BY THE HOLDER OF THIS CERTIFICATE TO THE CORPORATION AT ITS PRINCIPAL OFFICE OR REGISTERED OFFICE.

Seller understands and agrees that appropriate stop transfer notations will be placed in the records of Purchaser and with its transfer agents in respect of the Securities.

         3.2 POST-CLOSING RELATIONSHIP. If, following the Closing Date, Seller receives any funds, documents or instruments which constitute or are delivered in respect of Assets transferred to Purchaser pursuant to this Agreement, Seller agrees to hold such funds, documents or instruments for the benefit of Purchaser and redeliver such items to Purchaser. If, following the Closing Date, Purchaser receives any funds, documents or instruments which constitute or are delivered in respect of Excluded Assets retained by Seller pursuant to this Agreement, Purchaser agrees to hold such funds, documents or instruments for the benefit of Seller and redeliver such items to Seller.

         3.3 ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit "E".

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         As an inducement to the Purchaser to enter into and perform this Agreement, Seller represents and warrants to Purchaser as follows:

         4.1 EXISTENCE AND GOOD STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. Seller has the full power and authority to own, lease and operate its property and to carry on its Business as now being conducted. Seller is qualified to do business and is in good standing in every jurisdiction necessary to operate the Business as currently conducted.

         4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full power and authority, including full corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions as contemplated hereby. Without limiting the foregoing, the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors and the shareholders of Seller, and no other action on the part of Seller or its shareholders is necessary to authorize the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally.

         4.3 CAPITAL STOCK. All of the outstanding shares of capital stock of the Seller are owned beneficially and of record by Worth, free and clear of any Encumbrances. No outstanding options, warrants or rights to acquire capital stock of Seller exist and there are currently no outstanding rights in any Person which are or would be convertible into the capital stock of or any other equity interest in Seller.

         4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on
Schedule 4.4, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller; (b) violate any statute, ordinance, rule or regulation applicable to Seller or by which any of the Assets may be bound;
(c) violate any order, judgment or decree of any court or of any Governmental Authority or regulatory body, agency or authority applicable to Seller or by which any of the Assets may be bound; (d) require any filing by Seller with, or require Seller to obtain any permit, consent or approval of, or require Seller to give any notice to, any Governmental Authority or regulatory body, agency or authority other than as set forth in Schedule 4.4 attached hereto; or (e) result in a violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets under any of the terms, conditions, or provisions of any contract set forth on Schedule 4.11.

         4.5 SUBSIDIARIES AND AFFILIATES. Seller: (i) has no Subsidiaries and
(ii) has not, during the last five (5) years, conducted business under any other name except its legal name (i.e., AeroWeld, Inc.). Except as set forth on
Schedule 4.5, all of the Assets used in the Business are owned by the Seller, and on consummation of the transactions contemplated hereby Purchaser will have acquired all of the Assets owned or leased, as the case may be, by Seller and used in the Business, other than the Excluded Assets. Except as set forth on
Schedule 4.5, Seller does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Entity, and Seller is not, directly or indirectly, a participant in any joint venture, partnership or owner of any other Person.

         4.6 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE.

                  (a) True and correct copies of the balance sheet of Seller as of December 31, 1999 and 2000 (collectively, the "Historical Balance Sheets"), and for that portion of calendar year 2001 ending on September 30, 2001 (the "Current Balance Sheet"), and the statement of income for each of the years ended December 31, 1999 and 2000 (collectively, the "Historical Income Statements"), and for that portion of calendar year 2001 ending on September 30, 2001 (the "Current Income Statement") have been previously delivered to Purchaser. The Historical Balance Sheets, the Current Balance Sheet, the Historical Income Statements, and the Current Income Statement are collectively referred to as the "Financial Statements". The Financial Statements fairly present in all Material respects the financial position of Seller as of the dates thereof and the results of operations for the periods covered thereby, are correct and complete in all respects, and are consistent with the books and records of Seller.

                  (b) As of September 30, 2001, Seller did not have any liability of any kind or manner, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the Current Balance Sheet. The accounts receivable of Seller: (i) detailed in the Historical Balance Sheets and (ii) as of September 30, 2001, shown on the Current Balance Sheet, all arose from valid transactions in the Ordinary Course of Business of Seller. The accounts receivable shown on the Current Balance Sheet have been collected in full or are believed to be collectible at their full aggregate amounts (net of allowance for doubtful accounts). Accounts receivable created by Seller after September 30, 2001, and through the Effective Date have arisen or will arise only from valid transactions in the Ordinary Course of Business of Seller.

                  (c) The Financial Statements fairly present in all material respects in accordance with GAAP the financial position of Seller at the date thereof and the results of operations of Seller and its cash flows for the period indicated. Except as contemplated by the transactions provided for herein, since the Balance Sheet Date there has been no change in the Assets that would result in a Material Adverse Effect on the Assets, in the Business, or in the condition, financial or otherwise, of Seller or in the results of operations of Seller.

         4.7 BOOKS AND RECORDS. Seller has made available to Purchaser a true, correct and complete copies of its articles of incorporation and bylaws, and all amendments to each. The minute books of Seller, which have been made available to Purchaser and its representatives, contain accurate records in all material respects of the meetings of the shareholders and Board of Directors or managers of Seller.

         4.8 TITLE TO ASSETS; ENCUMBRANCES; CONDITION. Except as otherwise set forth this Agreement (including, without limitation as set forth on Schedule 4.8 or 4.9, Seller has good and valid title or leasehold interest to the Assets, in each case subject to no Encumbrances except for: (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or delinquent, and (iii) required consents to the assignment of Assigned Contracts or software licenses that are disclosed on Schedule 4.4 (if the Purchaser elects to consummate the Closing notwithstanding such lack of consent) (Encumbrances of the type described in clauses (i), (ii), and (iii) and (iv) above are sometimes referred to in this Agreement as "Permitted Encumbrances"). Seller has furnished Purchaser with a fixed asset ledger which sets forth all fixed assets owned by Seller. Seller has no Knowledge of any defects in such Assets that would have a Material Adverse Effect on the Seller. The Assets are the only assets needed to operate the Business in the Ordinary Course of Business. Seller agrees that it shall clear all Encumbrances listed on Schedule 4.8 within fourteen (14) days after Closing.

         4.9 LEASED REAL PROPERTY. Schedule 4.9 sets forth the address of each parcel of Leased Real Property, and a true and complete list of leases for each such Leased Real Property (including the date and name of the Parties to such lease document). Seller has delivered to Purchaser a true and complete copy of each such lease document, and in the case of any oral lease, a written summary of the material terms of such lease. Except as set forth in Schedule 4.9, with respect to each of the leases:

                  (a) such lease is legal, valid, binding, enforceable and in full force and effect;

                  (b) Purchaser acknowledges that the assignment of the lease requires the advance written consent of the landlord under said lease;

                  (c) Seller shall use its best efforts to acquire the consent of the landlord and ensure that the transaction contemplated by this Agreement will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                  (d) the Seller's possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed and there are no disputes with respect to such lease;

                  (e) neither the Seller, nor any other Party to such lease is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;

                  (f) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been redeposited in full;

                  (g) the Seller does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such lease;

                  (h) the other party to such lease is not an affiliate of, and otherwise does not have any economic interest in the Seller;

                  (i) the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

                  (j) the Seller has not collaterally assigned or granted any other security interest in such lease or any interested therein; and

                  (k) there are no liens or encumbrances on the estate or interest created by such lease.

         The (i) Owned Real Property and (ii) Leased Real Property identified in
Schedule 4.9 comprise all of the real property used or intended to be used in, or otherwise related to, the Business; and Seller is not a party to any agreement or option to purchase any real property or interest therein.

         All of the premises leased by Seller are in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear. Except for the Owned Real Property, Seller has no interests in real property other than as set forth on Schedule 4.9. The Leased Real Property has adequate rights of ingress and egress for operation of the Business in the Ordinary Course of Business of Seller. No condemnation or similar proceeding is pending or, to the best Knowledge of Seller, threatened, which would preclude or impair the use of any such Leased Real Property. To the Knowledge of Seller, none of the following exists at any property or facility owned or operated by
Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas. Seller agrees to clear any outstanding amounts under the leases, even if disclosed under the Schedule

         4.10 LEASES. Schedule 4.10 contains an accurate and complete list of all personal property leases to which Seller is a party (as lessee or lessor). Each lease set forth in Schedule 4.10 is in full force and effect, and, except as set forth on Schedule 4.10, no event has occurred that with the giving of notice, the passage of time or both would constitute a default thereunder by Seller. Notwithstanding any listing on the Schedule, Seller shall use its best efforts to clear any defaults within fourteen (14) days of Closing.

         4.11 MATERIAL CONTRACTS. Schedule 4.11 contains an accurate and complete list of all material contracts, commitments and similar agreements to which Seller is a party or by which it or any of the Assets are bound (including but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). The contracts set forth on Schedule
4.11 include: (a) any agreement, contract or commitment relating to the employment of any Person by Seller, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000 that will not be performed prior to Closing, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any management service, consulting or any other similar type contract, (f) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any Person, (g) any agreement, contract or commitment by Seller and relating to the Business which involves $5,000 or more and is not cancelable without penalty within thirty-one (31) days, including but not limited to the Assigned Contracts, (h) any other agreement, contract or commitment by Seller, the breach or nonperformance of which would have a Material Adverse Effect on Seller, including but not limited to the Assigned Contracts, (i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Seller, the Assets, the Business, or the condition (financial or otherwise) or operations of Seller, (j) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000.00 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, (k) any agreement concerning confidentiality or non competition, (l) any agreement involving any of the Seller's Affiliates, (m) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of Seller's current or former directors, officers, and employees, (n) any collective bargaining agreement, and (o) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business of Seller.

         Also set forth in Schedule 4.11 is a list of all proposals submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 4.11. Each contract or agreement set forth in Schedule
4.11 is in full force and effect, Seller is in full compliance with the terms thereof, and, except as set forth on Schedule 4.11, there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by Seller.

         4.12 PERMITS. Schedule 4.12 attached hereto lists all of the governmental permits (including occupancy permits), licenses, franchises, approvals, orders, registrations, certificates, consents and authorizations ("Permits") required in connection with the use, operation or ownership of

Seller's properties or assets and the conduct of the Business as currently conducted. Seller holds all of the Permits listed on Schedule 4.12, and none is presently subject to revocation or challenge. Except as set forth on Schedule 4.12, none of such Permits will be subject to revocation or termination as a result of the consummation of the transactions contemplated hereby. Seller has provided Purchaser with a true, complete and correct copy of each Permit and all such Permits are assignable and shall be assigned to Purchaser at Closing. Notwithstanding any listing on the Schedule, Seller shall use its best efforts to insure that such Permits are available to Purchaser within fourteen (14) days of Closing.

         Purchaser acknowledges that many of the licenses, leases, permits and contracts of Seller are not assignable without the consent of the other party. Seller and Worth will take all steps and use their best efforts to recommend the granting of and to obtain, as promptly as practicable, all third-party consents required of Seller to consummate the transactions contemplated by this Agreement; provided, however, that until Seller shall have provided Purchaser with the required consents set forth in Schedule 4.12 ("Required Consents"), Purchaser shall not be required to make any payments under this Agreement to Seller.

         4.13 LITIGATION. Except as set forth in Schedule 4.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the Knowledge of Seller, threatened, against or affecting the properties, rights or goodwill of Seller or employees of Seller, and Seller does not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. If any actions, suits, proceedings at law or in equity, arbitration or administrative or other proceedings are listed on Schedule 4.13, Seller shall indemnify, defend and hold harmless Purchaser from any liabilities associated with such items to the extent that such liabilities and the costs and expenses associated with the defense of such liabilities exceed the Basket set forth in Section 7.3.


         4.14 TAXES.

                  (a) Seller has filed all Tax returns that it was required to file. All such Tax returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (b) Neither Seller, nor Worth, nor any other director or officer (or employee responsible for Tax matters) of Seller expects any authority to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of

Seller either: (A) claimed or raised by any authority in writing or (B) as to which any of Seller or the directors and officers (and employees responsible for Tax matters) of Seller has Knowledge based upon contact with any agent of such authority. Schedule 4.14(b) lists all federal, state, local, and foreign income Tax returns filed with respect to any of Seller for taxable periods ended on or after December 31, 1993, indicates those Tax returns that have been audited, and indicates those Tax returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all federal income Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Seller and its Subsidiaries since December 31, 1993.

                  (c) The unpaid Taxes of Seller (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing their Tax returns. Seller has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. Seller (A) has not been a member of an Affiliated group filing a consolidated federal income Tax return or (B) does not have any liability for the Taxes of any Person under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (d) Except as provided in Schedule 4.14(d), there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the Knowledge of Seller, threatened by any authority regarding any Taxes relating to Seller. Except for inchoate liens which exist for Taxes not yet due and payable, there are no Encumbrances on any of the properties or assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

                  (e) Except as provided in Schedule 4.14(e), there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any period prior to the Effective Date and Seller has not been requested to enter into any such agreement or waiver, and Seller has not waived any statute of limitations with respect to any Taxes.

                  (f) All Taxes relating to Seller that it is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Seller is not now nor has it ever been a party to any Tax allocation or sharing agreement that will result in any liability to Purchaser. As of the Closing Date, Seller will have paid all Taxes due which are associated with or in any manner related to the Assets which were not yet due as of the date of this Agreement.

         4.15 INSURANCE. Schedule 4.15 sets forth each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy and (B) no party to the policy has repudiated any provision thereof. Seller has been covered since its inception by insurance in the scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Seller does not have any self-insurance arrangements.

         4.16 INTELLECTUAL PROPERTY.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Seller (other than the Kwik Change Intellectual Property that constitutes an Excluded Asset) on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, Worth, and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

                  (c) Schedule 4.16 identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to-date) and have made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.16 also identifies each trade name or unregistered trademark used by Seller in connection with its business. With respect to each item of Intellectual Property required to be identified in Schedule 4.16: (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrances, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (d) Schedule 4.16 identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to-date). With respect to each item of Intellectual Property required to be identified in Schedule 4.16: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (e) To the Knowledge of Seller, Worth, and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller, Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

         4.17 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.17, Seller is in compliance in all respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

         4.18 EMPLOYMENT RELATIONS. Except as set forth on Schedule 4.18, (a) Seller is not engaging and has not engaged in any unfair labor practice; (b) no representation question exists respecting the employees of any Seller; (c) Seller has not been notified of any grievance or grievances that might, individually or in the aggregate, have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (d) no collective bargaining agreement is currently being negotiated by Seller.

         4.19 COMPENSATION AND BENEFIT PLANS.

                  (a) Schedule 4.19 contains a complete and correct list of: (1) all employee welfare benefit and employee pension benefit plans of Seller as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits (including dependent care) or benefits in the event of sickness, accident, disability, death or unemployment ("Plans") and (2) all other employee benefit agreements or arrangements that are not Plans ("Benefit Arrangements"), including without limitation deferred compensation plans, profit sharing plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock ownership plans, stock award plans, phantom stock plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect or were maintained within three (3) years of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Seller (Plans and Benefit Arrangements being collectively referred to as "Designated Plans").

                  (b) With respect to each Designated Plan, Worth or Seller has heretofore delivered to Purchaser complete and correct copies of each of the following documents, where applicable: (i) the Designated Plan and any amendments thereto (or if the Designated Plan is not a written agreement, a description thereof); (ii) the three (3) most recent annual Form 5500 reports filed with the IRS, or all such Forms 5500 filed since inception of such Designated Plan; (iii) a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports; (iv) the three (3) most recent annual Form 990 and 1041 reports filed with the IRS; (v) the most recent summary plan description and summaries of material modifications thereto; (vi) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Designated Plan; (vii) the most recent financial statement; (viii) the most recent determination letter received from the IRS with respect to each Designated Plan that is intended to qualify under section 401 of the Code; and (ix) any agreement pursuant to which Seller is obligated to indemnify any person.

                  (c) Neither Seller nor any Entity (whether or not incorporated) that was at any time during the six (6) year period ending on the date of this Agreement treated as a single employer together with Seller under section 414 of the Code has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to, a pension plan that is or was subject to Title IV of ERISA or section 412 of the Code.

                  (d) Neither Seller nor any other entity has engaged in a transaction that could result in the imposition upon Seller of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4972, 4975, 4976, 4980B, or 6652 of the Code with respect to any Designated Plan, and no fact or event exists that could give rise to any such liability.

                  (e) Each Designated Plan (and each related trust, insurance contract, or fund) has been operated and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                  (f) The terms of all Designated Plans that are intended to qualify under section 401(a) of the Code: (i) have been determined by the IRS to qualify under section 401(a) of the Code or (ii) the applicable remedial amendment periods under section 401(b) of the Code will not have expired prior to the Effective Date. No event or circumstance has occurred that could cause the IRS to disqualify any Designated Plan that is intended to qualify under section 401(a) of the Code. Each Designated Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has satisfied such requirements.

                  (g) No Designated Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Seller for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any pension benefit plan as defined in section 3(1) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or their beneficiary).

                  (h) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not: (i) entitle any current or former employee or officer of Seller, to severance pay, or any other payment under a Designated Plan, (ii) accelerate the time of payment or vesting of benefits under a Designated Plan, or (iii) increase the amount of compensation due any such employee or officer.

                  (i) There is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of Seller or Worth, threatened or contemplated relating to any Designated Plan (other than routine claims for benefits).

         4.20 ENVIRONMENTAL REQUIREMENTS. (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any of the Leased Real Property or any of Seller's Owned Real Property by Seller or its authorized agents, (except in the Ordinary Course of Business of Seller in quantities or concentrations that do not violate any Environmental Requirements), (b) there have been no Releases or disposal of Hazardous Materials on any Leased Real Property or any of Seller's Owned Real Property or any property adjoining any Leased Real Property or any of Seller's Owned Real Property except such Releases that do not violate any Environmental Requirements, (c) Seller has complied and is in compliance with all Environmental Requirements and the requirements of any Permits issued under such Environmental Requirements with respect to any Assets, (d) there are no pending or, to the Knowledge of Seller, threatened Environmental Claims against Seller or any Assets, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any Asset that could reasonably be anticipated (A) to form the basis of an Environmental Claim against Seller or any Assets, or (B) to cause any Assets to be subject to any restrictions on the ownership, occupancy use or transferability of such Assets under any Environmental Requirements, (f) there are not now and there never have been any underground storage tanks, asbestos-containing material in any form or condition, materials or equipment containing polychlorinated biphenyls, or landfills, surface impoundments, or disposal areas located on any Assets; (g) neither Seller, Worth, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements; (h) no facts, events, or conditions relating to the past or present facilities, properties or operations of Seller, or any of its respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage; and (i) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Requirements.

         4.21 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Neither Seller nor Worth possesses, directly or indirectly, any financial interest in any Person that is a supplier, customer, lessor, lessee, or competitor of Seller.

         4.22 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.22 is an accurate and complete list showing the names of all individuals who are employed by Seller and the compensation paid to such employee during calendar year 2000, together with a statement of the full amount paid or payable to each such individual for services rendered during the current year to-date. To the Knowledge of Seller, none of the employees listed on Schedule 4.22 has any plans to terminate his employment with Seller, other than as contemplated by this Agreement.

         4.23 PAYORS. Schedule 4.23 sets forth the ten largest payors of Seller for the most recently completed fiscal year. The relationship of Seller with each of such payors as of the date of this Agreement is a good commercial working relationship. Except as set forth in Schedule 4.23, no significant payor has canceled or otherwise terminated or, to the Knowledge of Seller, threatened to cancel or otherwise terminate its relationship with Seller within the last year.

         4.24 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. Except as set forth on
Schedule 4.24, the Accounts Receivable represent actual billings for services actually performed or agreed to be performed and supplies actually utilized or agreed to be utilized. All Accounts Receivable issued to third party payors (including governmental entities) were issued in conformity with the terms of any contract between the Seller and such third party payors. Except as set forth on Schedule 4.24, there has been no material adverse change since the Balance Sheet Date in the amount of the Accounts Receivable or other fees or debts due to Seller or the allowances with respect thereto, or in the Accounts Payable by Seller, from that reflected in the Current Balance Sheet.

         4.25 DISCLOSURE. Neither these representations and warranties made by Seller pursuant to Article 4 of this Agreement nor any of the Schedules or certificates attached hereto or delivered in accordance with the terms hereof contains any misstatement of fact or omits any statement of fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made.

         4.26 BROKER'S OR FINDER'S FEES. Except as set forth on Schedule 4.26, no agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any fee, commission or broker's or finder's fees for which the

Purchaser may be liable in connection with this Agreement or any of the transactions contemplated hereby.

         4.27 COPIES OF DOCUMENTS. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.

         4.28 EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. Without limiting the generality of the foregoing, since that date:

                  (a) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration of the Ordinary Course of Business;

                  (b) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                  (c) no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Seller is a Party or by which it is bound;

                  (d) Seller has not imposed any Encumbrance upon any of its assets, tangible or intangible;

                  (e) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (g) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or in the aggregate;

                  (h) Seller has not delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course of Business;

                  (i) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (j) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property.

                  (k) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any Leased Real Property;

                  (l) Seller has not granted any increase in the base compensation of any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (m) Seller has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (n) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller; and

                  (o) Seller has not committed to any of the foregoing items in
(a) - (n).

         4.29 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments referred to in Section 2.4 above), will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which any of the Seller and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Seller and its Subsidiaries or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of , create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). None of the Seller and its Subsidiaries needs to give any notice to, make any filing, with, or obtain any authorization, consent, or consummate the transactions contemplated by this Agreement (excluding the assignments referred to in Section 2.4 above).

         4.30 UNDISCLOSED Liability. Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) Liabilities set forth on the face of the August 31, 2001 Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         4.31 WARRANTIES AND PRODUCT LIABILITY.

                  (a) Except for warranties implied by law or warranties contained in Seller's written customer contracts, Seller has not given or made any warranties in connection with the sale or rental of goods or services, including warranties covering the customer's consequential damages. Seller is not aware of any state of facts or the occurrence of any event forming the basis of any present claim in an amount in excess of $5,000.00 for all such claims against Seller with respect to warranties relating to products manufactured, sold, or distributed by Seller or services performed by or on behalf of Seller.

                  (b) To the Knowledge of Seller, there is no state of facts or any event forming the basis of any present claim against Seller not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of Seller, other than matters arising in the Ordinary Course of Business of Seller where any such claim would not have a Material Adverse Effect on the condition of Seller.

         4.32 NO MISLEADING STATEMENTS. This Agreement, the schedules hereto and the information referred to herein, when taken as a whole, do not include any untrue statement of a fact and do not omit to state any fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser represents and warrants to Seller as follows:

         5.1 EXISTENCE AND GOOD STANDING: POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma. Purchaser has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all required corporate action of Purchaser and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Purchaser has full power and authority, including full corporate power and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Without limiting the foregoing, the execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the members and managers of Purchaser, and no other action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Purchaser; (b) violate any statute, ordinance, rule or regulation applicable to Purchaser, (c) violate any order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of the Assets may be bound; or (d) require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority.

                                    ARTICLE 6
                             POST-CLOSING COVENANTS
                             ----------------------

         6.1 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, each Party shall, at the reasonable request of another Party, execute and deliver any further instruments or documents and take all such further action as such Party may reasonably request in order to consummate and make effective the sale of the Assets and other items contemplated pursuant to this Agreement.

         6.2 BOOKS AND RECORDS. At all times after the Closing Date, Seller shall allow Purchaser and any agents of Purchaser, upon reasonable advance notice to Seller, access to all Books and Records of Seller that are retained by Seller to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Seller's principal places of business or at any location where such Books and Records are stored, and Purchaser shall have the right, at its sole cost, to make copies of any such Books and Records.

         6.3 NAME CHANGE. Within thirty (30) days following the Closing Date, Seller shall amend its articles of incorporation to eliminate the use of the name "AeroWeld" and will refrain from using the same in the future without the prior written consent of Purchaser.

         6.4 WARN ACT. Seller shall be responsible for and shall indemnify, defend, and hold harmless Purchaser, and Purchaser's officers, directors, shareholders, servants, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns (collectively, the "Purchaser Indemnitees") from, against, and with respect to any and all Claims or Costs suffered by any such Purchaser Indemnitees, as result of, caused by, arising out of, directly or indirectly, or in any way relating to any claims arising under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.2101(b)(1) and all associated regulations.

         6.5 WORTH'S CONTINUED BENEFITS. For so long as there remains any outstanding amount owed to Seller, Worth and/or their assigns under this Agreement or the Consulting Agreement with Worth, Purchaser shall provide and pay all the costs and expenses of maintaining and continuing in full force and effect health insurance and life insurance for Worth, under terms and conditions available to Purchaser's senior management.

         6.6 EMPLOYEES. Purchaser anticipates continuing the employment of all of Seller's employees under terms and conditions similar to those of Seller immediately prior to Closing; however, Purchaser makes no assurances or warranties in this regard. It is currently Purchaser's intent to continue providing to Seller's employees the health insurance benefits currently being provided by Seller. Purchaser acknowledges and agrees that Seller's employees shall be entitled to their accrued, unused vacation time, or pay in lieu thereof, and shall provide and/or pay same to Seller's employees under terms and conditions comparable to those in effect immediately prior to Closing.

         6.7 NON-ASSIGNABLE CONTRACTS OR AUTHORIZATIONS. To the extent that assignment hereunder by Seller to Purchaser of any contract is not permitted or is not permitted without the consent of any third party, prior to the Closing, this Agreement will not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. If any third party consent has not been obtained at or prior to the Closing, Seller and Purchaser shall cooperate with each other, in any reasonable arrangement designed (a) to provide to Purchaser after the Closing the benefits under the applicable contract and (b) to provide to Seller, all at Purchaser's expense, the means required to complete such contract, including without limitation, all equipment, personnel, materials, supplies, and access to Purchaser's facilities.

         6.8 CONTINUED INSURANCE. For so long as there remains any outstanding amount owed to Seller, Worth and/or their assigns under this Agreement or any agreement entered into in connection herewith, Purchaser shall maintain casualty and general liability insurance coverage covering its business, affairs, property and the premises occupied by Purchaser under terms and conditions, including coverage amounts, substantively equivalent or greater than those maintained by Seller immediately prior to Closing.

         6.9 CONSULTING AGREEMENT. At Closing, Worth and Purchaser shall execute the Consulting Agreement, which shall be a condition precedent to Closing.

         6.10 LEASE. At Closing or promptly thereafter, Seller or Worth and Purchaser shall enter into a 24-month lease, subject to terms and conditions mutually agreeable to the Parties, for the rental of the Owned Real Property currently being occupied by the Seller; provided, the rentals payable under said lease shall be at fair market value as determined by a mutually acceptable real estate professional.

         6.11 SECURITIES. Seller recognizes and understands that the Securities will not be registered under the Securities Act, or under the securities laws of any state (the "Securities Laws"). The Securities are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties and agreements of Purchaser contained herein. Seller represents and warrants that (i) it has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Securities and the suitability thereof as an investment for them, (ii) Seller is an "accredited investor" within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act, (iii) the Securities will be acquired solely for investment and not with a view toward resale or redistribution in violation of the Securities Laws, (iv) Seller's principal place of business is in the State of Oklahoma, (v) it understands that Purchaser and EHI, are recently formed and have had very limited business operations; and (vi) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of Purchaser or as to the value of the Securities. Seller understands that Purchaser is not under any obligation to file a registration statement or to take any other action under the securities laws with respect to the Securities.

         6.12 SCHEDULES. The Parties agree to use good faith efforts to complete the Schedules under this Agreement on or before November 28, 2002. Seller represents and warrants that none of the items to be added to the Schedules will have a Material Adverse Effect on the Assets or Business.

                                    ARTICLE 7
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         7.1 INDEMNIFICATION OF THE SELLER. Subject to the limitation set forth below in this Article 7, Purchaser shall be responsible for and shall indemnify, defend, and hold harmless Seller, and Seller's officers, directors, shareholders, servants, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns (collectively, the "Seller Indemnitees") from, against, and with respect to any and all Claims or Costs suffered by any such Seller Indemnitees, as result of, caused by, arising out of, directly or indirectly, or in any way relating to:
(a) a breach by Purchaser of any representation, warranty, covenant or obligation set forth in this Agreement (including, without limitation, any Claims or Costs related to the Assumed Accounts Payable) that is intended to survive the Closing of the transactions contemplated by this Agreement and/or
(b) the ownership, management, control, use or disposition of the Assets after the Closing, unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing.

         7.2 INDEMNIFICATION OF THE PURCHASER. Subject to the limitations set forth below in this Article 7, Seller shall be responsible for and shall indemnify, defend, and hold harmless Purchaser and its officers, directors, managers, members, shareholders, servants, employees, agents, attorneys, representatives, and Affiliates, and their respective heirs, executors, successors and assigns (the "Purchaser Indemnitees") from and against any and all Claims or Costs suffered by any such Purchaser Indemnitees as a result of, caused by, arising out of, directly or indirectly, or in any way relating to:
(a) any a breach by Seller of any representation, warranty, covenant or obligation set forth in this Agreement that is intended to survive the Closing of the transactions contemplated by this Agreement; (b) the Retained

Liabilities; (c) any Taxes arising out of or relating to periods ending prior to the Closing Date; (d) Environmental Claims; (e) any Costs or Claims arising from any work performed by Seller prior to the Closing Date (e.g., customer complaints, etc.), (f) any of the same arising out of any bulk transfer laws or similar laws of any Governmental Authority with jurisdiction over the Assets, Seller, its Business, or this transaction; or (g) any and all payments owing to Seller's employees (including without limitation, any severance payments and similar payments to any of Seller's employees, and any payments or obligations under any Designated Plans).

         7.3 LIMITATIONS ON INDEMNIFICATION.

         (a) Seller shall not have any obligation to indemnify any of the Purchaser Indemnitees from and against any Claims or Costs under clause (a) of
Section 7.2, above, until the Purchaser Indemnitees (in the aggregate) have suffered Claims or Costs as a result of any of the matters as to which Seller is obligated to indemnify, defend, and hold the Purchaser Indemnitees harmless pursuant to Section 7.2 above that exceed the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (such amount being referred to as the "Basket"), PROVIDED, HOWEVER, that once the Basket is exceeded, Seller shall be obligated to pay Claims or Costs from the first dollar. By way of explanation, and not by way of limitation, if the Purchaser Indemnitees suffer, in the aggregate, Claims or Costs as a result of any of the matters as to which Seller is obligated to indemnify the Purchaser Indemnitees pursuant to clause (a) of Section 7.2 above that equal Fifteen Thousand and No/100ths Dollars ($15,000.00), then Seller shall not be obligated to indemnify the Purchaser Indemnitees for such Claims or Costs. However, and by way of further example, and not by way of limitation, if the Purchaser Indemnitees suffer, in the aggregate, Claims or Costs as a result of any matter or matters as to which Seller is obligated to indemnify the Purchaser Indemnitees pursuant to clause (a) of Section 7.2 above that equal One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00), then Seller shall be obligated to indemnify the Purchaser Indemnitees for ALL OF such Claims or Costs (i.e., Seller shall be obligated to indemnify the Purchaser Indemnitees for the full $150,000.00 of such Claims or Costs). Without limiting the generality of the foregoing, it is expressly agreed by Seller that Seller's liability to indemnify, defend and hold harmless the Purchaser Indemnitees for any Claims or Costs incurred by the Purchaser Indemnitees as a result of the matters referenced in items (b), (c), (d), (e), or (f) of Section 7.2 above shall NOT be subject to any threshold, floor amount, or any similar limitation (however, such Claims or Costs incurred by Purchaser as a result of the matter or matters referenced in items (b), (c), (d), (e), or (f) of Section 7.2 above SHALL be included for the purposes of determining whether the Basket has been reached).

         (b) Puchaser shall not have any obligation to indemnify any of the Seller Indemnitees from and against any Claims or Costs under Section 7.1, above, until the Seller Indemnitees (in the aggregate) have suffered Claims or Costs as a result of any of the matters as to which Purchaser is obligated to indemnify, defend, and hold the Seller Indemnitees harmless pursuant to Section
7.1 above that exceed the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (such amount being referred to as the "Basket"), PROVIDED, HOWEVER, that once the Basket is exceeded, Purchaser shall be obligated to pay Claims or Costs from the first dollar. By way of explanation, and not by way of limitation, if the Seller Indemnitees suffer, in the aggregate, Claims or Costs as a result of any of the matters as to which Purchaser is obligated to indemnify the Seller Indemnitees pursuant to Section 7.1 above that equal

Fifteen Thousand and No/100ths Dollars ($15,000.00), then Purchaser shall not be obligated to indemnify the Seller Indemnitees for such Claims or Costs. However, and by way of further example, and not by way of limitation, if the Seller Indemnitees suffer, in the aggregate, Claims or Costs as a result of any matter or matters as to which Purchaser is obligated to indemnify the Seller Indemnitees pursuant to Section 7.1 above that equal One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00), then Puchaser shall be obligated to indemnify the Seller Indemnitees for ALL OF such Claims or Costs (i.e., Purchaser shall be obligated to indemnify the Seller Indemnitees for the full $150,000.00 of such Claims or Costs).

         7.4 DEMANDS FOR THIRD PARTY CLAIMS. Each indemnified party hereunder (an "Indemnified Party") agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under this Agreement, including the receipt of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (being referred to herein as a "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Indemnifying Party (the "Indemnifying Party"), together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

         7.5 RIGHT TO CONTEST AND DEFEND. The Indemnifying Party shall contest and defend, at its sole cost and expense, by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party as soon as reasonably possible after (but no later than twenty [20] days from) the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; PROVIDED, HOWEVER, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever (whether financial or the imposition of equitable or injunctive relief), other than the performance of purely ministerial tasks or obligations not involving material expense (for which the Indemnified Party shall be reimbursed). If the Indemnifying Party does not elect to contest any such Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

         7.6 COOPERATION. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Claim.

         7.7 RIGHT TO PARTICIPATE. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

         7.8 PAYMENT OF DAMAGES. The Indemnifying Party shall pay to the Indemnified Party in immediately available funds any amounts to which the Indemnified Party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the Parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

         7.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  (a) Except as otherwise provided herein, notwithstanding any investigation at any time made by or on behalf of any Party hereto, the representations and warranties set forth herein and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Closing and the Closing Date until the longer to occur of: (i) six (6) years or (ii) the expiration of the applicable statutes of limitation, whereupon they will terminate and expire (except that the representations and warranties of the Seller set forth in Sections 4.12, 4.13, 4.14, 4.17, 4.18, 4.19, 4.20, 4.29, 4.30, and 4.32, will survive until the longer to occur of: (i) six (6) years or (ii) ninety (90) days after the expiration of the applicable statutes of limitations, including all periods of extension and tolling).

                  (b) After a representation and warranty has expired, as provided in Subsection 7.9(a), no claim for Claims or Costs may be made or prosecuted by any Person who would have been entitled to Claims or Costs on the basis of that representation and warranty prior to its termination and expiration, provided that no claim presented in writing for Claims or Costs to the Person or Persons from which or whom those damages are sought on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

         7.10 SUBROGATION RIGHTS. If an Indemnified Party has a right against a Person (other than the Indemnifying Party) with respect to any damages or other amounts paid to the Indemnified Party, then the Indemnifying Party shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

         7.11 INSURANCE PROCEEDS; INTERESTS. In determining the amount of any Claims or Costs for which an Indemnified Party is entitled to indemnification under this Article 7, the gross amount thereof will be reduced by any insurance proceeds realized by the Indemnified Party for the type of claim relating to the Claims or Costs in question. No indemnity or other obligation hereunder in favor of Seller or Purchaser shall be construed so as to permit double recovery. Any payment for indemnification by Seller or Purchaser may be treated by the Indemnifying Party as an adjustment to the Purchase Price.

         7.12 INDEPENDENT INDEMNITIES. The Parties acknowledge and agree that each of the indemnities under Sections 7.1 and 7.2 may be relied upon independently.

                                    ARTICLE 8
                                  MISCELLANEOUS
                                  -------------

         8.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) sets forth the entire understanding of the Parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the Parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         8.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties hereto.

         8.3 CALCULATION OF NET RECEIVABLES POST-CLOSING ADJUSTMENTS TO NET RECEIVABLE NOTE. If any Account Receivable that is used in the computation of the "Net Receivables" and reflected in the Net Receivable Note is not collected within ninety (90) days of the Closing Date, such uncollected Account Receivable shall be credited against the succeeding payment coming due on the Net Receivable Note. If after crediting such amount on the Net Receivable Note, such Account Receivable is later collected by the Purchaser, then Purchaser shall promptly remit the same to Seller.

         8.4 CERTAIN POST-CLOSING ITEMS. Unless the bill or invoice has been included in calculating Net Receivables (i.e., the bill or invoice in question was included as part of the Assumed Accounts Payable that were offset against the Accounts Receivable), to the extent any bills or invoices for Taxes arising or accruing prior to the Closing Date are received by Purchaser (e.g., personal property Taxes or ad valorem Taxes), Purchaser shall forward the same to Seller and Seller shall promptly pay all Taxes related to periods prior to the Closing Date. To the extent that such Taxes are reflected in a bill or invoice covering the period that includes both periods prior to the Closing Date and periods after the Closing Date, such amounts shall be pro-rated based on the actual number of days. At Purchaser's election, Purchaser shall have the right to pay such amounts owing by Seller and offset any amounts under the succeeding payment owing under the Purchase Note.

         8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A telecopied facsimile of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each Party to the terms hereof. However, each Party agrees to promptly deliver to the other Parties an original, duly executed counterpart of this Agreement.

         8.6 HEADINGS. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         8.7 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         8.8 NO THIRD PARTY BENEFICIAL RIGHTS. Except as provided in Article 7, this Agreement is not intended to and shall not be construed to give any Person (other than the Parties signatory hereto) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         8.9 SALES AND TRANSFER TAXES. Seller shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other Taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby (other than Taxes (including franchise Taxes) based on income of Purchaser).

         8.10 EXPENSES. Except as otherwise provided in this Agreement, Seller and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

         8.11 NOTICE. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other Party shall be sufficiently given if delivered in person or sent by confirmed facsimile transmission or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Purchaser, to:

                  Excalibur Aerospace, Inc.
                  110 East Morrow Road
                  Sand Springs, Oklahoma  74063
                  Attention:  Matthew C. Flemming
                  Facsimile:  (        )
                               --------  ------------------------------

with a copy (which shall not constitute notice) to:

                  Haynes and Boone, L.L.P.
                  1000 Louisiana Street, Suite 4300
                  Houston, Texas  77002
                  Attention:  Thomas J. McCaffrey
                  Facsimile: (713) 236-5661
if to Seller, to:

                  AeroWeld, Inc.
                  405 North Redbud Avenue
                  Broken Arrow, Oklahoma  74012
                  Attention:  Tommy Worth
                  Facsimile: (        )
                              --------  -------------------------------

with a copy (which shall not constitute notice) to:

                  Doerner, Saunders, Daniel & Anderson, L.L.P.
                  320 South Boston Avenue, Suite 500
                  Tulsa, Oklahoma 74103
                  Attention:  H. Wayne Cooper
                  Facsimile:  (908) 591-5360
                               ---

or at such other address for a Party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

         8.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regards to conflict of law rules thereof.

         8.13 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any Party hereto without the prior written consent of the other Parties; PROVIDED, HOWEVER, that (i) Seller may disclose such information to its employees, attorneys and accountants and as is required to comply with the requirements of its lenders, to obtain consents to transfer of contract rights contemplated hereby or to otherwise remedy Encumbrances upon the Assets and (ii) Purchaser may disclose such information to its employees, attorneys and accountants and as is required to comply with the requirements of its lenders. No Party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without first providing a copy of the text of such release to the other Party hereto and giving such other Party an opportunity to comment thereon.

         8.14 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

         8.15 ENFORCEMENT. The Parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and such provisions shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties hereto may have.

         8.16 ARBITRATION AND LIMITATION ON CLAIMS. Any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope and enforceability of this Section that cannot first be settled through ordinary negotiation between the Parties shall be submitted to binding and final arbitration conducted in Harris County, Texas by and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association or any successor organization. Any such arbitration shall be to a three member panel selected through the rules governing selection and appointment of such panels of the American Arbitration Association or any successor organization. The award rendered by the arbitrators may be confirmed, entered and enforced as a judgment in any court of competent jurisdiction; however, the Parties otherwise waive any rights to appeal the award except with regard to fraud by the panel. Any such action must be brought within the survival periods set forth elsewhere in this Agreement. The arbitrators shall award the Party which substantially prevails in any arbitration proceeding recovery of that Party's attorneys' fees, the arbitrators' fees and all costs in connection with the arbitration from the Party who does not substantially prevail. Nothing in this Section 8.16 shall restrict any Parties' ability to seek injunctive or other equitable relief in any court of competent jurisdiction prior to initiating arbitration. In the event that such injunctive or equitable relief is sought by any Party, such Party is specifically entitled to enforce the appropriate provisions of the Agreement in obtaining such relief in any court of competent jurisdiction and, thereafter, submit the remaining controversy, dispute or claim to arbitration in accordance with this Section 8.16.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the date first above written.

                                 EXCALIBUR AEROSPACE, INC., an Oklahoma
                                 corporation


                                 By:
                                    --------------------------------------------
                                      William S. H. Stuart
                                      Chief Executive Officer

                                 AEROWELD, INC., an Oklahoma corporation


                                 By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

Tommy Worth has executed this Agreement for the purpose of evidencing its agreement to be jointly and severally liable for all of the representations, warranties, covenants, and obligations of Seller under this Agreement.


                                   ---------------------------------------------
                                   Tommy Worth


                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]